Venture Stores, Inc.
                     Computation of Earnings Per Share

(thousands, except per share data)                             EXHIBIT 11

                                                        13 WEEKS ENDED
                                                    April 26,    April 27,
                                                      1997         1996

Net earnings (loss) before extraordinary item     $   (15,506) $     1,737
Extraordinary item (net of tax)                        (2,402)          -
Net earnings (loss)                               $   (17,908) $     1,737
Less Preferred dividend                                  (625)        (625)
Net earnings (loss) available
  to common shareholders                          $   (18,533) $     1,112

Average outstanding shares                             18,266       17,471

Earnings (loss) per common share:
 Before extraordinary item                        $     (0.88) $      0.06
 Extraordinary item (net of tax)                        (0.13)          -
 Earnings (loss) per common share                 $     (1.01) $      0.06


PRIMARY:

Net earnings (loss) before extraordinary item     $   (15,506) $     1,737
Extraordinary item (net of tax)                        (2,402)          -
Net earnings (loss)                               $   (17,908) $     1,737
Less Preferred dividend                                  (625)        (625)
Net earnings (loss) available
  to common shareholders                          $   (18,533) $     1,112

Average outstanding shares                             18,266       17,471
Net effect of dilutive
  stock options - based on
  the treasury method                                      -            67
Average shares for primary
  earnings per share                                   18,266       17,538

Primary earnings (loss) per common share:
 Before extraordinary item                        $     (0.88) $      0.06
 Extraordinary item (net of tax)                        (0.13)          -
 Earnings (loss) per common share                 $     (1.01) $      0.06


FULLY DILUTED:

Net earnings (loss) before extraordinary item     $   (15,506) $     1,737
Extraordinary item (net of tax)                        (2,402)          -
Net earnings (loss)                               $   (17,908) $     1,737
Less Preferred dividend                                  (625)        (625)
Net earnings (loss) available
  to common shareholders                          $   (18,533) $     1,112

Average outstanding shares                             18,266       17,471
Net effect of dilutive
  stock options - based on
  the treasury method                                      -            73
Average shares for
  fully diluted
  earnings per share                                   18,266       17,544

Fully diluted earnings (loss) per common share:
 Before extraordinary item                        $     (0.88) $      0.06
 Extraordinary item (net of tax)                        (0.13)          -
 Earnings (loss) per common share                 $     (1.01) $      0.06